Exhibit 8.3

[WACHTELL, LIPTON, ROSEN & KATZ LETTERHEAD]

June 19, 2006

Public Storage, Inc.

701 Western Avenue

Glendale, California 91201

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Public Storage, Inc., a California corporation (“PSA”), relating to the proposed merger (the “Merger”) of Shurgard Storage Centers Inc., a Washington corporation (“Shurgard”), with and into ASKL Sub LLC, a Delaware limited liability company and indirect subsidiary of PSA (“ASKL Sub LLC”).

We have participated in the preparation of the discussion set forth in the section entitled “THE MERGER—Material United States Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

For purposes of our opinion, we have relied, with the consent of PSA, the consent of PSA Institutional Partners. L.P., a California limited partnership (“PSA Institutional Partners”) and the consent of ASKL Sub LLC upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained in the joint certificate of the officers of PSA, PSA Institutional Partners and ASKL Sub LLC dated the date hereof, and have assumed that such statements and representations will be accurate and complete as of the effective time of the Merger (as if made as of such time) and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as

Public Storage, Inc.

if made without such qualification. We have also relied upon the accuracy of the Registration Statement, including the joint proxy statement/prospectus forming a part thereof.

In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and Plan of Merger dated as of March 6, 2006, by and among Shurgard, PSA and ASKL Sub LLC (the “Agreement”), and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct and (iii) PSA, PSA Institutional Partners, Shurgard and ASKL Sub LLC will treat and report the Merger for United States federal income tax purposes in a manner consistent with the United States federal income tax consequences described in the section of the Registration Statement entitled “THE MERGER—Material United States Federal Income Tax Consequences of the Merger.” If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion may be adversely affected.

Our opinion is limited to the specific United States federal tax issues addressed herein and does not address the discussions set forth in the sections entitled “THE MERGER—Material United States Federal Income Tax Consequences Relating to Public Storage’s Taxation as a REIT” and “THE MERGER—Material Federal Income Tax Consequences Relating to the Ownership and Disposition of Public Storage Common Shares” in the Registration Statement.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ WACHTELL, LIPTON, ROSEN & KATZ

WACHTELL, LIPTON, ROSEN & KATZ